SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       HOME PROPERTIES OF NEW YORK, INC.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

      Maryland                                  16-1455126
---------------------------                ---------------------
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)               Identification No.)

850 Clinton Square
Rochester, New York                                 14604
----------------------------                ---------------------
(Address of Principal Executive Office)            (Zip Code)


                       Home Properties of New York, Inc.
          Director, Officer and Employee Stock Purchase and Loan Plan
         ------------------------------------------------------------
                             (Full title of plan)

                            Ann M. McCormick, Esq.
                      Vice President and General Counsel
                       Home Properties of New York, Inc.
                              850 Clinton Square
                          Rochester, New York  14604
                  -------------------------------------------
                    (Name and address of agent for service)

                                 (716)246-4105
                  -------------------------------------------
         (Telephone number, including area code of agent for service)

                        CALCULATION OF REGISTRATION FEE

Title of securities Amount to be Proposed maximum  Proposed maximum   Amount of
to be registered    registered    offering price   aggregate offering registration
                                                    price (1)          fee
-------------------  -----------  ---------------   -----------------  ------------

Common stock,       500,000 shares   $25.4375        $12,718,750       $3,855
Par value $.01

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933 and based upon prices on the New York Stock Exchange on July 28, 1998.

          Part II  Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

         The following documents of the Registrant previously filed with the Securities and Exchange Commission are incorporated herein by reference.

The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

The Registrant's Current Reports on Form 8-K, as amended filed 1/12/98, 2/20/98, 3/24/98, 3/26/98, 5/22/98 and 6/2/98 and 7/13/98.

The description of the Registrant's Common Stock, par value $.01 per share, contained in Item 1 of the Form 8-A dated filed with the Securities and Exchange Commission and effective on July 27, 1994.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

       Not applicable.

Item 5. Interest of Named Experts and Counsel.

       Not applicable.

Item 6. Indemnification of Directors and Officers.

    The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of Home Properties and the Partnerhsip Agreement ("Operating Partnership Agreement") of Home Properties of New York, L.P., a New York limited partnership of which the company is the general partner, against certain liabilities. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Bylaws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

    The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually receive an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Articles of Incorporation of the Company shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

       The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in this proceeding. The Articles of Incorporation of the Company contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.


       The Operating Partnership Agreement also provides for indemnification of Home Properties and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of Home Properties and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to Home Properties and its stockholders is limited under Home Properties' Articles of Incorporation.

       Home Properties has entered into indemnification agreements with each of Home Properties' directors and officers. The indemnification agreements require, among other things, that Home Properties indemnify its directors and officer sot the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Home Properties also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Home Properties' directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and the Bylaws and the Operating Partnership Agreement to the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders ot eliminate the rights it provides.

       Home Properties has purchased insurance under a policy that insures both Home Properties and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

       Exhibits filed as part of this Registration Statement are listed on the Index to Exhibits hereof and incorporated herein by reference.


Item 9.  Undertakings.

The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) or Regulation S-K):

  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  To include any prospectus required by Section 10 (a) (3) of the Securities
  Act;

  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 4{th} day of August, 1998.

                                       HOME PROPERTIES OF NEW YORK, INC.
                                                  (Registrant)



                                                /s/  Amy L. Tait
                                        ________________________________
                                     Amy L. Tait, Executive Vice President


        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Norman P. Leenhouts, Nelson B. Leenhouts, Richard J. Crossed and Amy L. Tait, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Signature                  Title                            Date
--------------------      --------------------------         --------------

/s/ Norman P. Leenhouts    Director, Chairman and            August 4, 1998
-----------------------    Co-Chief Executive Officer
Norman P. Leenhouts        (Principal Executive Officer)

/s/ Nelson B. Leenhouts    Director, President and           August 4, 1998
-----------------------    Co-Chief Executive Officer
Nelson B. Leenhouts        (Principal Executive Officer)

/s/ Richard J. Crossed     Director, Executive Vice          August 4, 1998
-----------------------    President
Richard J. Crossed

/s/ Amy L. Tait            Director, Executive Vice          August 4, 1998
-----------------------    President
Amy L. Tait

/s/ David P. Gardner       Vice President, Chief             August 4, 1998
------------------------   Financial Officer and
David P. Gardner           Treasurer (Principal
                           Financial and Accounting
                           Officer)


/s/ Burton S. August, Sr.   Director                          August 4, 1998
-------------------------
 Burton S. August, Sr.


/s/ William Balderston, III Director                          August 4, 1998
---------------------------
William Balderston, III


/s/ Alan L. Gosule         Director                            August 4, 1998
--------------------------
Alan L. Gosule


/s/ Leonard F. Helbig, III  Director                           August 4, 1998
---------------------------
Leonard F. Helbig, III

/s/ Roger W. Kober          Director                          August 4, 1998
---------------------------
Roger W. Kober


/s/Clifford W. Smith, Jr.   Director                          August 4, 1998
--------------------------
Clifford W. Smith, Jr.


/s/ Paul L. Smith          Director                           August 4, 1998
-------------------------
Paul L. Smith

                               INDEX TO EXHIBITS

  Exhibit              Description                     Location
   Number
 -------- -----------------------------                ----------------
        4  Home Properties of New York, Inc.           Incorporated by
           Director, Officer and Employee              reference to the
           Stock Purchase and Loan Plan                Form 8-K filed
                                                       May 22, 1998.

        5  Opinion of Nixon, Hargrave, Devans          Filed herewith
           & Doyle LLP regarding the validity
           of the securities being registered

     23.1  Consent of PricewaterhouseCoopers,          Filed herewith
           LLP

     23.2  Consent of Nixon, Hargrave, Devans          Included as part
                    & Doyle LLP                        of Exhibit 5

      25   Power of Attorney                           Included on
                                                       Signature page